Exhibit 99(a)(5)(B)

BLACK BOX 409A STOCK OPTION SOLUTION

Why Are We Here Today? Black Box has determined that a tax law change affects stock options that were granted to you Black Box Tender Offer solution should eliminate the potential adverse tax consequences if you participate If you do not participate in the Tender Offer solution you may have adverse personal tax consequences

Today's Agenda Understand the IRC Section 409A Issue What Black Box is doing to correct the affected options Your choices Review your next steps Questions & Answers

409A Tax Law Change 409A is a set of complex tax rules for items considered "deferred compensation" Some stock options are considered "deferred compensation" Consequences of 409A Income tax due upon vesting, even if not exercised 20% additional federal excise tax Similar state taxes (e.g. 20% in CA) Interest & penalty issues

What Options are Affected by 409A? Options deemed granted at a price less than Fair Market Value of Black Box common stock on the date of grant AND Only the portion of the above options that vest after 12/31/04

What if I do Nothing? Tax Impact Income taxation based upon spread between fair market value and grant price, measured upon vesting, even if no exercise 20% additional federal tax on deemed income Potential for other additional state taxes Interest and penalties for unpaid income tax Tender Offer is a one-time offer to mitigate existing tax adverse consequences and prevent future adverse tax consequences Failure to participate will result in prior and future adverse tax consequences, with no reimbursement from the company

What if I do Nothing? (Example) Assume 2,000 shares granted with an exercise price of $40.00 Assume that the Fair Market Value of the option shares on the applicable tax date is $50.00 and no options were exercised. 409A Estimated Impact W-2 Income Inclusion: $20,000 (= 2,000 options subject to 409A x $10.00 ($50.00 FMV - $40.00 Option Price)) Fed Ordinary Income $7,000 (35%) CA Ordinary Income $1,860 (9.3%) Normal Stock Gain Rate $8,860 44.3% 409A Tax (Fed/CA) $8,000 (40%) 409A Interest $1,800 (9%) Tax Rate w/409A $18,660 93.3% This will occur until exercise or expiration of the option.

What is the Solution?

Program 1 - Exercised Options Exercises 2006 and later are subject to additional 20% tax on the spread value at exercise Black Box will pay this tax on Team Members' behalf This payment is compensation and will be grossed-up for payroll taxes and reported on 2008 W-2 2006 Exercises Black Box will make payment to IRS on Team Members' behalf 2007 Exercises Cash payment to Team Members in January 2008 to cover 20% tax (calculated at time of exercise) reported on 2007 W-2 Includes exercises during the current trading window

Program 2 - Unexercised Options Black Box will commence a Tender Offer - a formal offer to replace outstanding options affected by 409A Black Box will notify you when the Tender Offer commences We will deliver the actual Tender Offer documents to all affected Team Members when the Tender Offer commences We advise you to read the Tender Offer documents because they will contain important information relating to your stock options You must elect to participate in the Tender Offer or it will not apply to you

Example of Eligible Option: Option to purchase 3,000 shares Original Grant Date 7/1/03 Exercise Price: $40.00 Fair Market Value on tax measurement date is $44.00 Vesting: 1/3 per year - 2,000 shares unvested at 12/31/04 Result: Portion vested as of December 31, 2004 (1,000 shares) is NOT subject to 409A and is not eligible for tender Portion vesting after December 31, 2004 (2,000 shares) is subject to 409A and is eligible for tender

Tender Offer for Unexercised Options * You must elect to participate in the Tender Offer. If you elect, then one of the following will apply to you: Your Eligible Options will be amended to increase the exercise price AND You will receive a cash bonus equal to the amount of the increase in the exercise price of your Eligible Option OR Cancel Eligible Option and replace with a new option at existing option price and terms *(the solution that applies depends on where your options are priced in relationship to Fair Market Value of Black Box common stock at Tender Offer close)

Amendment of Eligible Options Amend to increase the option price Option exercise price increased to the lower of: (1) the Fair Market Value on the tax measurement date, or (2) the Fair Market Value on the first business day after the Tender Offer closes Adjust exercise price only on the portion of the options that vests after December 31, 2004. All other terms remain the same (including the number of shares, vesting schedule and expiration date) If Fair Market Value on amendment date (first business day after expiration of the Tender Offer) is lower than current option price, this solution does not apply to that Option. Instead, Option will be replaced (see following).

Replacement of Eligible Option Exercise price of an option will not be amended below current Option exercise price Instead, tendered Option will be cancelled and replaced with a New Option at existing Option exercise price New Option will have a new grant date, but all the other terms will remain the same (including the exercise price)

Payment of Cash Bonus Pay Cash to option holder Equal to any difference between the adjusted option price and original option price Paid in January 2008 Must be employed at Tender Offer close Paid regardless of whether you are a Black Box Team Member at the time of payment

Example 1: of Amendment of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after expiration of the Tender Offer) is $42.00 Option Amendment (assumes participation in Tender Offer) 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004: Amended exercise price of $42.00 No change to expiration date or vesting schedule Cash bonus Team Member receives a cash bonus of $4,000 = 2,000 shares x ($42.00- $40.00) Bonus is income and subject to withholding taxes Paid in January 2008 Included as income on 2008 W-2

Example 2: of Amendment of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after expiration of the Tender Offer) is $46.00 Option Amendment (assumes participation in Tender Offer) 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004: Amended exercise price of $44.00 No change to expiration date or vesting schedule Cash bonus Team Member receives a cash bonus of $8,000 = 2,000 shares x ($44.00- $40.00) Bonus is income and subject to withholding taxes Paid in January 2008 Included as income on 2008 W-2

Example 3: Replacement of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after expiration of the Tender Offer) is $38.00 Option Amendment 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004 are cancelled if agreed to in Tender Offer New Option Team Member receives a New Option for 2,000 shares with the amendment date as the new grant date Same exercise price of $40.00 No change to expiration date or vesting schedule No cash bonus since no change to exercise price

Eligibility to Participate in Tender Offer Must be a Team Member at the close of the Tender Offer Must hold an option that is affected by 409A Black Box will notify you and identify your affected options at the time of the Tender Offer Black Box's officers and directors are NOT eligible to participate

How do I Participate?

Tender Offer Expected Timeline Tender Offer expected to begin mid to late November Tender Offer ends 20 business days later You must elect to participate in the Tender Offer Option amendment: first business day after Tender Offer expiration date Payment of any applicable cash bonus: January 2008

Questions & Answers

What if I Still Have Questions? Any questions should be directed to 409A.stockoptions@blackbox.com A copy of this presentation will be available on the Securities and Exchange Commission website at www.sec.gov

Tax Advice Taxation of stock option transactions can be very complicated Black Box policy prohibits any Team Members from providing personal income tax advice to any other Team Member This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any tax penalties that may be imposed by any governmental taxing authority or agency; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor